Exhibit 23.3
CONSENT OF CUSHMAN & WAKEFIELD ARGENTINA S.A.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of the use of our name and the references to and information contained in the Cushman & Wakefield Argentina S.A. Appraisal of Real Property report dated September 30, 2022 prepared for Adecoagro S.A. wherever appearing in Adecoagro S.A.’s Annual Report on Form 20-F for the year ended December 31, 2022 filed with the Securities and Exchange Commission on April 26, 2023.

Buenos Aires, Argentina
April 15, 2024

Cushman & Wakefield Argentina S.A.
By:	/s/ Julio Speroni
Name: Julio Speroni
Title: Valuation Manager